Exhibit 99.1

RESMED INC. ANNOUNCES RECORD FINANCIAL RESULTS

FOR QUARTER AND YEAR ENDED JUNE 30, 2004

SAN DIEGO, California, August 5, 2004… ResMed Inc. (NYSE:RMD) announced record revenue and income results for the quarter and year ended June 30, 2004. Revenues for the June 30, 2004, quarter were $92.9 million, a 23% increase over the quarter ended June 30, 2003, excluding the impact of non-recurring revenues of approximately $5.0 million related to the Severe Acute Respiratory Syndrome (SARS) outbreak in China in fiscal 2003. Including SARS-related revenue in the quarter ended June 2003, revenues increased by 15%.

Income from operations and net income for the June 30, 2004, quarter grew to $24.5 million and $15.9 million respectively, an increase of 32% and 17%. Earnings per share, on a diluted basis, for the quarter ended June 30, 2004, were $0.45, up from $0.39 per share in the June 2003 quarter.

Selling, general and administration (SG&A) costs for the quarter were $28.6 million, or 31% of revenue in the June quarter, compared to 32% of revenue for the same period in fiscal 2003. The $3.0 million increase over the same period in fiscal 2003 was primarily related to an increase in selling and administration personnel to meet expanding opportunities in the sleep-disordered breathing market.

Research and development expenditure, at approximately 7% of revenues, increased during the three months ended June 30, 2004, to $6.5 million from $6.2 million in the quarter ended June 30, 2003. These R&D outlays primarily reflect ResMed’s continuing commitment to clinical research and product development, particularly in the evolving cardiovascular area. ResMed expects to continue to spend approximately 7% of its revenues on R&D during fiscal year 2005.

Company revenues for fiscal year 2004 were $339.3 million, an increase of 24% over the year ended June 30, 2003. Excluding the impact of SARS-related product sales, revenues increased by 26%. Net income for the year was $57.3 million or $1.63 per share, on a diluted basis, compared with net income of $45.7 million or $1.33 per share for fiscal year 2003. Net income increased by 25% over the prior year.

Inventories, at $55.8 million, decreased marginally compared to March 2004 levels. Accounts receivable days sales outstanding, at 64 days, were consistent with the March 2004 quarter.

Peter C. Farrell, PhD., Chairman and Chief Executive Officer, commented, “These record results for the June quarter and fiscal year 2004 reflect ResMed’s continuing strong sales and profit growth in all major markets. Our operating cash flow for the June quarter was a robust $23.3 million. Domestic sales increased by 25% over the June 2003 quarter to a record $45.4 million, reflecting continuing strong domestic demand for our sleep-disordered breathing products. International sales increased by 21% to $47.5 million, excluding the impact of SARS-related sales in the June 2003 quarter, reflecting encouraging growth all in major international markets as well as a stronger Euro.”

Dr. Farrell further continued, “To build on our success, we will continue to introduce new products, increase our efforts to educate physicians and the public about sleep-disordered breathing, and also strengthen and deepen our presence in international markets. In June, at the annual meeting of the Associated Professional Sleep Societies, we previewed our Mirage Swift™, which will round out our top-quality line of patient interfaces; it will be released in this quarter. We also expect to release this quarter our VPAP III ST-A bi-level flow generator in Japan, our largest market in Asia-Pacific. As part of our market development programs, we announced an initiative to educate physicians, who specialize in bariatric surgery, about the risks associated with untreated sleep apnea, which is prevalent in over 70% of that patient population. We believe that a substantial unmet clinical need exists in addressing SDB in this patient group and we expect to fully develop this sector over the next few years.”

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Dr. Farrell concluded, “Finally, our financial performance was recognized once again in BusinessWeek’s June 7, 2004, edition, which ranked ResMed as one of its 100 “Hot Growth Companies.” BusinessWeek’s criteria are based on companies’ three-year results in sales growth, earnings growth, and return on invested capital. ResMed has made the list in five of the last six years.”

ResMed will host a conference call at 1:30 p.m. Pacific Daylight Time (PDT) today to discuss these quarterly results. Individuals wishing to access the conference call may do so via ResMed’s Web site at www.resmed.com or by dialing (800) 599-9829 (domestic) or +1 (617) 847-8703 (international) and entering confence ID No. 83583715. Please allow extra time prior to the call to visit the site and download the streaming media player (Windows Media Player) required to listen to the Internet broadcast. The online archive of the broadcast will be available approximately 90 minutes after the live call and will be available for two weeks. A telephone replay of the conference call is available by dialing (888) 286-8010 (domestic) and +1 (617) 801-6888 (international) and entering conference ID No 96935996.

Further information can be obtained by contacting Hillary Theakston at ResMed Inc, San Diego, (858) 746-2610; Adrian Smith at ResMed Limited Sydney on +61 (2) 9886-5407; or by visiting the Company’s multilingual Web site at www.resmed.com.

Statements contained in this release that are not historical facts are “forward-looking” statements as contemplated by the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including statements regarding the Company’s future revenue, earnings or expenses, new product development and new markets for the Company’s products, are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements. Those risks and uncertainties are discussed in the Company’s Annual Report on Form 10-K for its most recent fiscal year and in other reports the Company files with the U.S. Securities & Exchange Commission. Those reports are available on the Company’s Web site.

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RESMED INC. AND SUBSIDIARIES

Consolidated Statements of Income (Unaudited)

(In US$ thousands, except per share data)

	Three Months Ended June 30,		Year Ended June 30,
	2004	2003	2004	2003
Net revenue	92,891	80,695	339,338	273,570
Cost of sales	33,287	30,331	122,602	100,483

Gross profit	59,604	50,364	216,736	173,087

Operating expenses:
Selling, general and administrative	28,553	25,578	104,706	85,313
Research and development	6,528	6,235	26,169	20,534
Donation to Foundations	—	—	500	—

Total operating expenses	35,081	31,813	131,375	105,847

Income from operations	24,523	18,551	85,361	67,240

Other income (expense), net:
Interest income (expense), net	(484)	(418)	(1,683)	(2,549)
Other, net	(452)	1,786	990	1,907
Gain on extinguishment of debt	—	—	—	529

Total other income (expenses), net	(936)	1,368	(693)	(113)

Income before income taxes	23,587	19,919	84,668	67,127
Income taxes	(7,732)	(6,395)	(27,384)	(21,398)

Net income	15,855	13,524	57,284	45,729

Basic earnings per share	$0.47	$0.41	$1.70	$1.38
Diluted earnings per share	$0.45	$0.39	$1.63	$1.33

Basic shares outstanding	33,825	33,275	33,694	33,054
Diluted shares outstanding	35,311	34,726	35,125	34,439

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RESMED INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In US$ thousands except share and per share data)

	JUNE 30, 2004	JUNE 30, 2003
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$128,907	$114,491
Marketable securities - available for sale	12,021	6,533
Accounts receivable, net	67,242	56,694
Inventories	55,797	49,386
Deferred income taxes	7,041	8,301
Prepaid expenses and other current assets	6,821	6,500

Total current assets	277,829	241,905

Property, plant and equipment, net of accumulated depreciation	147,268	104,687
Patents, net of accumulated amortization	4,814	3,745
Goodwill	106,075	102,160
Other assets	8,173	7,098

Total assets	$544,159	$459,595

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$18,574	$19,368
Accrued expenses	22,939	19,140
Income taxes payable	7,538	3,408
Deferred revenue	8,759	6,355
Current portion of deferred profit on sale leaseback	2,197	2,312

Total current liabilities	60,007	50,583

Non current liabilities:
Deferred revenue	9,403	7,210
Deferred profit on sale and leaseback	—	2,119
Convertible Subordinated Notes	113,250	113,250

Total non-current liabilities	122,653	122,579

Total liabilities	$182,660	$173,162

Stockholders’ Equity:
Preferred stock, $0.01 par value, 2,000,000 shares authorized; none issued	—	—

Series A Junior Participating preferred stock, $0.01 par value, 250,000 shares authorized; none issued	—	—

Common Stock $0.004 par value 100,000,000 shares authorized; issued and outstanding 33,912,944 at June 30,2004 and 33,370,885 at June 30, 2003 (excluding 886,369 and 415,365 shares held as Treasury stock respectively)	136	133

Additional paid-in capital	132,874	107,433
Retained earnings	217,656	160,372
Treasury Stock	(30,440)	(11,415)
Accumulated other comprehensive income (loss)	41,273	29,910

Total stockholders’ equity	361,499	286,433

Total liabilities and stockholders’ equity	$544,159	$459,595

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